Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207952
STEADFAST APARTMENT REIT III, INC.
SUPPLEMENT NO. 6 DATED SEPTEMBER 4, 2018
TO THE PROSPECTUS DATED APRIL 11, 2018

This document supplements, and should be read in conjunction with, our prospectus dated April 11, 2018, as supplemented by Supplement No. 4, dated July 11, 2018, and Supplement No. 5, dated August 13, 2018, relating to our offering of up to $1,300,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 6 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 6 is to disclose the status of our public offering and the termination of our primary offering.
Status of our Public Offering and Termination of our Primary Offering
We commenced our initial public offering of up to $1,300,000,000 in shares of our common stock on February 5, 2016. In our initial public offering, we offered up to $1,000,000,000 in shares of our common stock to the public in our primary offering, and up to $300,000,000 in shares of our common stock pursuant to our distribution reinvestment plan, consisting of Class A common shares, Class R common shares and Class T common shares. On August 31, 2018, we terminated our primary offering of up to $1,000,000,000 in shares of our common stock. As of August 31, 2018, we had received and accepted investors’ subscriptions for and issued 3,460,167 shares of our Class A common stock, 471,579 shares of our Class R common stock and 4,532,864 shares of our Class T common stock in our public offering, resulting in gross offering proceeds of approximately $203,580,011, including $6,147,126 in shares issued pursuant to our distribution reinvestment plan. Following the termination of our primary offering, we continue to offer shares of our common stock pursuant to our distribution reinvestment plan. As of August 31, 2018, approximately 46,248,280 shares of our common stock remained available for sale to the public pursuant to our distribution reinvestment plan.